EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners, L.P. Reports Second Quarter 2017 Results

Summary of Second Quarter 2017 Results (in millions, except LNG data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues	$992	$151	$1,883	$218
Net income (loss)	$46	$(100)	$93	$(175)
Adjusted EBITDA[1]	$283	$51	$602	$63
LNG exported:
Number of cargoes	48	11	91	15
Volumes (TBtu)	170	38	322	52
LNG volumes loaded (TBtu)	167	38	321	53
Recent Achievements
Strategic

•
Year to date, LNG from the SPL Project (defined below) has been delivered to 10 new countries. As of July 2017, LNG from the SPL Project had reached 24 of the 40 LNG importing countries around the world.

Operational

•	In April 2017, we reached the milestone of 100 cumulative LNG cargoes exported from the SPL Project. As of July 31, 2017, more than 160 cumulative LNG cargoes had been exported from the SPL Project.

•	In June 2017, the date of first commercial delivery (“DFCD”) was reached under the 20-year LNG Sale and Purchase Agreement (“SPA”) with Korea Gas Corporation relating to Train 3 of the SPL Project.

•	In August 2017, DFCD was reached under the respective 20-year LNG SPAs with Gas Natural Fenosa LNG GOM, Limited and BG Gulf Coast LNG, LLC relating to Train 2 of the SPL Project.

•	Commissioning activities for Train 4 of the SPL Project began in March 2017, and first LNG was achieved in July 2017.
Financial

•	In May 2017, Moody’s Investors Service upgraded the senior secured debt rating of Sabine Pass Liquefaction, LLC (“SPL”) from Ba1 to Baa3, an investment-grade rating.

•	In June 2017, Fitch Ratings assigned SPL an investment-grade issuer default rating of BBB-.

___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

Liquefaction Project Update

SPL Project
Liquefaction Train	Trains 1-3	Train 4	Train 5	Train 6
Project Status	Operational	Commissioning	Under Construction	Permitted
Expected Substantial Completion	—	2H 2017	2H 2019	—
Expected DFCD Window Start	Complete(1)	1H 2018	2H 2019	—
(1) DFCD was achieved for Train 1 of the SPL Project in November 2016, for Train 2 of the SPL Project in August 2017, and for Train 3 of the SPL Project in June 2017.

Houston, Texas - August 8, 2017 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) reported net income of $46 million and $93 million for the three and six months ended June 30, 2017, respectively, compared to net losses of $100 million and $175 million for the comparable periods in 2016. Adjusted EBITDA1 for the three and six months ended June 30, 2017 was $283 million and $602 million, respectively, compared to $51 million and $63 million for the comparable 2016 periods.
During the three and six months ended June 30, 2017, 48 and 91 LNG cargoes, respectively, were exported from the SPL Project, of which zero and 7, respectively, were commissioning cargoes.

Variances in results of operations for the three and six months ended June 30, 2017 as compared to the three and six months ended June 30, 2016 were primarily driven by the timing of completion of Trains and the length of each Train’s operations within the periods being compared. Total revenues increased $841 million and $1.7 billion during the three and six months ended June 30, 2017, respectively, as compared to the three and six months ended June 30, 2016, respectively, primarily due to the increased volume of LNG sold that was recognized as revenues. LNG revenues in the second quarter of 2017 exceeded $900 million.
Total operating costs and expenses increased $654 million and $1.2 billion during the three and six months ended June 30, 2017, respectively, compared to the three and six months ended June 30, 2016. The increase in total operating costs and expenses was primarily due to an increase in cost of sales and, to a lesser extent, from increases in operating and maintenance expense and depreciation and amortization expense.
SPL Project Update
Through Cheniere Partners, we are developing up to six Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 million tonnes per annum (“mtpa”) of LNG. Trains 1, 2, and 3 are operational, Train 4 is undergoing commissioning, Train 5 is under construction, and Train 6 is being commercialized and has all necessary regulatory approvals in place.
Distributions to Unitholders
We will pay a cash distribution per common unit of $0.425 to unitholders of record as of August 1, 2017 and the related general partner distribution on August 11, 2017.
2017 Full Year Distribution Guidance

2017
Distribution per Unit	$1.70	-	$1.90

Investor Conference Call and Webcast
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the second quarter on Tuesday, August 8, 2017, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Through its wholly owned subsidiary, Sabine Pass LNG, L.P., Cheniere Partners owns 100% of the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two marine berths that can accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d. Through its wholly owned subsidiary, Cheniere Creole Trail Pipeline, L.P., Cheniere Partners also owns a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

Cheniere Partners, through its subsidiary, SPL, is developing, constructing, and operating natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners, through SPL, plans to construct over time up to six liquefaction trains, which are in various stages of development, construction, and operations. Trains 1, 2 and 3 are operational, Train 4 is undergoing commissioning, Train 5 is under construction and Train 6 is being commercialized and has all necessary regulatory approvals in place. Each liquefaction train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 mtpa of LNG. SPL has entered into six third-party LNG sale and purchase agreements (“SPAs”) that in the aggregate equate to approximately 19.75 mtpa of LNG and commence with the date of first commercial delivery of Trains 1 through 5 as specified in the respective SPAs.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in millions, except per unit data) (1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues
LNG revenues	$503	$85	$995	$85
LNG revenues—affiliate	422	—	753	—
Regasification revenues	65	65	130	130
Other revenues	2	1	4	1
Other revenues—affiliate	—	—	1	2
Total revenues	992	151	1,883	218

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	577	49	1,090	53
Operating and maintenance expense	82	24	132	42
Operating and maintenance expense—affiliate	21	11	39	22
Development expense	1	—	1	—
General and administrative expense	2	4	5	7
General and administrative expense—affiliate	23	21	45	43
Depreciation and amortization expense	86	29	152	48
Total operating costs and expenses	792	138	1,464	215

Income from operations	200	13	419	3

Other income (expense)
Interest expense, net of capitalized interest	(154)	(72)	(284)	(115)
Loss on early extinguishment of debt	—	(27)	(42)	(28)
Derivative loss, net	(3)	(15)	(3)	(36)
Other income	3	1	3	1
Total other expense	(154)	(113)	(326)	(178)

Net income (loss)	$46	$(100)	$93	$(175)

Basic and diluted net loss per common unit	$(3.71)	$(0.21)	$(4.50)	$(0.29)

Weighted average number of common units outstanding used for basic and diluted net loss per common unit calculation	57.1	57.1	57.1	57.1

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	June 30,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$—	$—
Restricted cash	865	605
Accounts and other receivables	138	90
Accounts receivable—affiliate	41	99
Advances to affiliate	40	38
Inventory	93	97
Other current assets	39	29
Total current assets	1,216	958

Non-current restricted cash	698	—
Property, plant and equipment, net	14,922	14,158
Debt issuance costs, net	73	121
Non-current derivative assets	43	83
Other non-current assets, net	211	222
Total assets	$17,163	$15,542

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$44	$27
Accrued liabilities	467	418
Current debt	—	224
Due to affiliates	44	99
Deferred revenue	65	73
Deferred revenue—affiliate	1	1
Derivative liabilities	2	14
Total current liabilities	623	856

Long-term debt, net	16,025	14,209
Non-current deferred revenue	3	5
Non-current derivative liabilities	1	2
Other non-current liabilities—affiliate	25	27

Partners’ equity
Common unitholders’ interest (57.1 million units issued and outstanding at June 30, 2017 and December 31, 2016)	(198)	130
Class B unitholders’ interest (145.3 million units issued and outstanding at June 30, 2017 and December 31, 2016)	1,092	62
Subordinated unitholders’ interest (135.4 million units issued and outstanding at June 30, 2017 and December 31, 2016)	(420)	240
General partner’s interest (2% interest with 6.9 million units issued and outstanding at June 30, 2017 and December 31, 2016)	12	11
Total partners’ equity	486	443
Total liabilities and partners’ equity	$17,163	$15,542

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliation

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Adjusted EBITDA is calculated by taking net income (loss) before interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt and changes in the fair value of our commodity derivatives. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. Management believes Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2017 and 2016 (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income (loss)	$46	$(100)	$93	$(175)
Interest expense, net of capitalized interest	154	72	284	115
Loss on early extinguishment of debt	—	27	42	28
Derivative loss, net	3	15	3	36
Other income	(3)	(1)	(3)	(1)
Income from operations	$200	$13	$419	$3
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	86	29	152	48
Loss (gain) from changes in fair value of commodity derivatives, net	(3)	9	31	12
Adjusted EBITDA	$283	$51	$602	$63

CONTACTS:

Investors
Randy Bhatia:	713-375-5479
Megan Light:	713-375-5492

Media
Eben Burnham-Snyder:	713-375-5764